UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C., 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 14, 2009
Date of Report (Date of earliest event reported)

i-LEVEL MEDIA GROUP INCORPORATED
(Exact name of registrant as specified in its charter)

Nevada	000-52069	98-0466350
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 5B - 98 Liu He Road, Shanghai, People's Republic of China	200001
(Address of principal executive offices)	(Zip Code)

+8621 5301 8935
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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SECTION 5 - CORPORATE GOVERNANCE

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on January 14, 2009, the Board of Directors of i-level Media Group Incorporated (the "Company") accepted the resignation of Frank Ma as the President, Chief Executive Officer and a Director or the Company. Also on January 14, 2009, the Board of Directors of the Company accepted the resignation of Gregory David Tse as a Director of the Company.

Also effective January 14, 2009, the Board of Directors of the Company accepted the consent of Aidan Sullivan to serve as President and Chief Executive Officer of the Company. Aidan Sullivan shall continue to serve as a Director of the Company.

As a result of the Board of Director's acceptance of the changes set forth above, the Company's current officers and directors are as follows:
Name	Position
Aidan Sullivan	President, Chief Executive Officer and a Director
Paul D. Brock	Director
Johnny Lo	Director
Ian Sullivan	Secretary, Treasurer, Chief Operating Officer, Chief Financial Officer

SECTION 8 - OTHER EVENTS

Item 8.01          Other Events

The Company's Shanghai operating subsidiary, i-level SoftComm Company Ltd. ("SoftComm"), has recently been named in lawsuits by Jin Jiang Transport and Shanghai Rui Tong Communication Technology Co., Ltd. in Shanghai's Xuhui District Court.

The plaintiff's claims are in relation to SoftComm's alleged contractual default of its obligation to pay the plaintiffs for services rendered in 2008. The plaintiffs are seeking payment in full of alleged outstanding balances in the amounts of Chinese Yuan 3,527,100 and 650,000 respectively (approximately US$516,102 and US$95,111 respectively, based on the exchange rate on January 13, 2008 of US$1.00 = Chinese Yuan 6.83411), along with late penalty fines and associated legal fees.

SoftComm has launched a defense in accordance with Chinese law and is expecting a court date to be scheduled in early February. The situation has caused an interruption in SoftComm's operations.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

i-LEVEL MEDIA GROUP INCORPORATED
Date: January 16, 2009	"Paul Brock" By: Paul Brock Title: Director

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